As filed with the Securities and Exchange Commission on December 19, 2001

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

UDATE.COM, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0835561 (I.R.S. Employer Identification No.)

New Enterprise House St. Helens Street Derby England (Address of Principal Executive Offices)	DE1 3GY (Zip Code)

2001 Stock Incentive Plan

(Full Title of the Plan)

Melvyn Morris
New Enterprise House
St. Helens Street
Derby England DE1 3GY
(Name and Address of Agent For Service)

1-888-214-8133
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
Title of Securities	Amount to be	Maximum Offering	Aggregate Offering	Amount of
to be Registered	Registered(1)	Price Per Share	Price	Registration Fee

Common Stock, $0.001 par value per share	6,280,000 shares(2)	$3.30(3)	$20,724,000(3)	$4,954

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 4,280,000 shares issuable under the 2001 Stock Incentive Plan plus an annual increase not to exceed 500,000 shares to be effected on the first day of each of the registrant’s fiscal years beginning on January 1, 2002 through and including January 1, 2005.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the registrant’s Common Stock as reported on the OTC Bulletin Board on December 14, 2001.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Item 1. Plan Information.

     The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

     Item 2. Registrant Information and Employee Plan Annual Information.

     The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Incorporation of Documents by Reference.

     The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

     (a)     The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest effective registration statement filed on Form 10-SB pursuant to the Exchange Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

     (b)     All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

     (c)     The description of the securities contained in the registrant’s registration statement on Form 10-SB filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     Item 4. Description of Securities.

     Not applicable.

     Item 5. Interests of Named Experts and Counsel.

     Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement.

     Item 6. Indemnification of Directors and Officers.

     Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The registrant has included such a provision in its Certificate of Incorporation.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Article SEVENTH of the registrant’s Certificate of Incorporation provides that no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article EIGHTH of the registrant’s Certificate of Incorporation provides that a director, officer, partner, employee or trustee of the registrant (each an “Indemnitee”) (a) shall be indemnified by the registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the registrant) brought against him by virtue of his position with the registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the registrant against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of the registrant brought against him by virtue of his position with the registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the registrant, unless and only to the extent that the Court of

Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that an Indemnitee has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the registrant against all expenses (including attorneys’ fees) reasonably incurred in connection therewith.

     Unless ordered by a court or unless the Indemnitee has been successful, indemnification is only required to be made upon the determination by the registrant that the Indemnitee acted in good faith and in a manner the director or officer reasonably believed to be in, or not opposed to, the best interests of the registrant, and, with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful. As a condition precedent to the right of indemnification, the Indemnitee must give the registrant notice of the action for which indemnity is sought and the registrant has the right to participate in such action or assume the defense thereof. The registrant is not required to indemnify the Indemnitee for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent, and the registrant shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on the director or officer without the Indemnitee’s written consent. Neither the registrant nor the Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

     Expenses shall be advanced to an Indemnitee at his written request, unless the registrant determines that the applicable standard of conduct required for indemnification has not been met, provided that the Indemnitee undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses. The right to indemnification or advances granted by the Certificate of Incorporation are enforceable by the Indemnitee in any court of competent jurisdiction.

     The registrant’s Certificate of Incorporation also provides that the indemnification provided therein is not exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled, including under any law, agreement or vote of stockholders or disinterested directors.

     The registrant has purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

     Item 7. Exemption from Registration Claimed.

     Not applicable.

     Item 8. Exhibits.

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

     Item 9. Undertakings.

     1.     Item 512(a) of Regulation S-B. The undersigned registrant will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Exchange Act.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Derby, England, on this 19th day of December, 2001.

UDATE.COM, INC

By: /s/ Melvyn Morris Melvyn Morris Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of uDate.com, Inc., hereby severally constitute and appoint Melvyn Morris, Martin Clifford and Michael Levitin, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable uDate.com, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Melvyn Morris Melvyn Morris	President and Chief Executive Officer (Principal executive officer)	December 19, 2001

/s/ Martin R. Clifford Martin R. Clifford	Chief Operating Officer and Director	December 19, 2001

/s/ Michael Brocklesby Michael Brocklesby	Vice President and Chief Financial Officer (Principal financial and accounting officer)	December 19, 2001

/s/ Kenneth A. Olisa Kenneth A. Olisa	Director	December 19, 2001

/s/ G.S. Shingles Geoffrey S. Shingles	Director	December 19, 2001

/s/ Howard W. Thacker Howard W. Thacker	Director	December 19, 2001

/s/ Terrence Lee Zehrer Terrence Lee Zehrer	Director	December 19, 2001

INDEX TO EXHIBITS

Number	Description

4.1	Certificate of Incorporation of the Registrant (previously filed with the Securities and Exchange Commission as Appendix B to the Registrant’s Definitive Information Statement filed on March 6, 2001 and incorporated herein by reference)

4.2	By-Laws of the Registrant (previously filed with the Securities and Exchange Commission as Appendix C to the Registrant’s Definitive Information Statement filed on March 6, 2001 and incorporated herein by reference)

5.1	Opinion of Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Hale and Dorr LLP (included in Exhibit 5.1)

23.2	Consent of KPMG Audit Plc

23.3	Consent of Smith Cooper

24.1	Power of attorney (included on the signature pages of this registration statement)